UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
           12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 001-35014


                          AMWEST IMAGING, INCORPORATED
              (Full Name of Registrant as Specified in its Charter)

                815 John Street, Suite 150, Evansville, IN 47713
     (Address including Zip Code and Telephone Number, including Area Code, of Registrant' Principal Executive Office)

                    Common Stock, $0.001 par value per share
            (Title of each Class of Securities covered by this form)

                                      (N/A)
      (Titles of all other Classes of Securities for which a duty to file reports under Sections 13(a) or 15(d) remains


Please place on X in the boxes to designate the appropriate rule provision(s) relied upon terminate or suspend the duty to file reports:

Rule 12-g-4(a)(1)      [X]
Rule 12g-4(a)(2)       [ ]
Rule 12h-3(b)(1)(i)    [ ]
Rule 12h-3(b)(1)(ii)   [ ]
Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date:
87

Pursuant to the requirements of the Securities Exchange Act of 1934, Amwest Imaging, Incorporated has caused this certification/notice to be signed on its behalf by the undersign duly authorized person.


Date: June 25, 2013                  By:  /s/ Jason Gerteisen
                                        -------------------------------------
                                     Name:  Jason Gerteisen
                                     Title: President/Chief Executive Officer